EXHIBIT 99.1

Chancery Court Issues Final Judgment In
Litigation Brought By PharmAthene

NEW YORK, NEW YORK, June 1, 2012 (GLOBE NEWSWIRE) – SIGA Technologies, Inc. (NASDAQ: SIGA), a company specializing in the development of pharmaceutical agents to fight pathogens capable of use as bioweapons, today reported that the Delaware Chancery Court has entered its final judgment in the litigation that PharmAthene, Inc. commenced in December 2006.  This action brings to a close the initial trial-level proceedings in the litigation.

As previously disclosed, the Chancery Court issued its post-trial opinion in September 2011 granting judgment to PharmAthene on two of its eight claims and denying SIGA’s counterclaim against PharmAthene.  It further indicated that the remedy would be in the form of an “equitable payment stream,” pursuant to which SIGA would pay to PharmAthene for ten years 50% of its net profits from sales or other dispositions of its smallpox drug, ST-246®, after SIGA retained the first $40 million of net profits.  The court also granted in part PharmAthene’s request for attorneys’ fees and expenses. The court asked the parties to agree if possible on a form of final judgment embodying these rulings and filling in the details, including the definition of “net profits.”  The parties were unable to agree and instead submitted competing forms of judgment and related briefings.  The Chancery Court has now set the form of its final judgment, including a definition of “net profits” that largely relies on U.S. generally accepted accounting principles.

Dr. Eric A. Rose, SIGA’s Chief Executive Officer, commented, “We are pleased that the Court accepted many of the arguments that SIGA made concerning the form of judgment, including the decision to include as an offset to net sales all historical and future expenses related to ST-246 other than non-cash compensation expense, in order to better reflect the concept of ‘net’ profits.  We obviously remain disappointed at the overall result, but we are focused on executing on our BARDA contract and obtaining FDA approval for ST-246.”

Either party may appeal the portions of the trial court rulings that were unfavorable to that party within 30 days of entry of judgment by the court.  SIGA currently intends to appeal the judgment, but no assurance can be given that any such appeal will be successful.

About SIGA Technologies, Inc.

In the United States and around the world, populations face a serious but unmet need for drugs to protect against potentially catastrophic emerging viral pathogens and biological weapons of mass destruction. SIGA Technologies, Inc. is a pharmaceutical company specializing in the development and commercialization of therapeutic solutions for some of the most lethal disease causing pathogens in the world - smallpox, Ebola, dengue, Lassa fever and other dangerous viruses. Our business is to discover, develop, manufacture and successfully commercialize drugs to prevent and treat these high priority threats. Our mission is to disarm dreaded viral diseases and create robust, modern biodefense countermeasures. For more information about SIGA, please visit SIGA's web site at www.siga.com.

The SIGA Technologies, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4504

Forward-looking Statements

This press release contains certain “forward-looking statements”' within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the safety and efficacy of potential products, the progress of its development programs and timelines for bringing such products to market and developments in our ongoing litigation with PharmAthene, Inc.  Such forward-looking statements are subject various known and unknown risks and uncertainties and SIGA cautions you that any forward-looking information provided by or on behalf of SIGA is not a guarantee of future performance. SIGA’s actual results could differ materially from those anticipated by such forward-looking statements due to a number of factors, some of which are beyond SIGA’s control, including, but not limited to, (i) the risk that potential products that appear promising to SIGA or its collaborators cannot be shown to be efficacious or safe in subsequent pre-clinical or clinical trials, (ii) the risk that SIGA or its collaborators will not obtain appropriate or necessary governmental approvals to market these or other potential products, (iii) the risk that SIGA may not be able to obtain anticipated funding for its development projects or other needed funding, (iv) the risk that SIGA may not be able to secure funding from anticipated government contracts and grants, (v) the risk that SIGA may not be able to secure or enforce sufficient legal rights in its products, including patent protection, (vi) the risk that any challenge to SIGA’s patent and other property rights, if adversely determined, could affect SIGA’s business and, even if determined favorably, could be costly, (vii) the risk that regulatory requirements applicable to SIGA’s products may result in the need for further or additional testing or documentation that will delay or prevent seeking or obtaining needed approvals to market these products, (viii) the risk that one or more protests could be filed and upheld in whole or in part or other governmental action taken, in either case leading to a delay of performance under the BARDA Contract or other governmental contracts, (ix) the risk that the BARDA Contract is modified or cancelled at the request or requirement of the U.S. government, (x) the risk that the adverse portions of the post-trial decision by the Delaware Chancery Court in the litigation brought by PharmAthene, Inc. will be upheld in further proceedings, including any appeal, or that the favorable portions will be modified, (xi) the risk that the volatile and competitive nature of the biotechnology industry may hamper SIGA’s efforts to develop or market its products, (xii) the risk that the changes in domestic and foreign economic and market conditions may adversely affect SIGA’s ability to advance its research or its products, and (xiii) the effect of any change to federal, state, or foreign regulation, including drug regulation and international trade regulation, on SIGA’s businesses. More detailed information about SIGA and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this presentation, is set forth in SIGA’s filings with the Securities and Exchange Commission, including SIGA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and in other documents that SIGA has filed with the SEC. SIGA urges investors and security holders to read those documents free of charge at the SEC's Web site at http://www.sec.gov. Interested parties may also obtain those documents free of charge from SIGA. Forward-looking statements speak only as of the date they are made, and except for our ongoing obligations under the United States of America federal securities laws, we undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Contact:
KCSA Strategic Communications
Todd Fromer / Robert Fink
212-896-1215 / 1236
Tfromer@kcsa.com / Rfink@kcsa.com